Exhibit 2.1

EXECUTION COPY

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

among:

CARDIVA MEDICAL, INC.,

a Delaware corporation,

and

INTERVENTIONAL THERAPIES, LLC,

a Delaware limited liability company

Dated as of February 7, 2017

i.

(continued)

ii.

(continued)

iii.

(continued)

		Page
10.12	Severability	29

10.13	Entire Agreement	30

10.14	Knowledge	30

10.15	Construction	30

iv.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of February 7, 2017, by and among CARDIVA MEDICAL, INC., a Delaware corporation (the “Purchaser”), and INTERVENTIONAL THERAPIES, LLC, a Delaware limited liability company (the “Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A. The Purchaser and the Seller are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

WHEREAS, the Seller wishes to provide for the sale of the Purchased Assets (as defined below) to the Purchaser on the terms set forth in this Agreement; and

WHEREAS, this Agreement has been approved by the respective boards of directors of the Seller and the Purchaser.

NOW, THEREFORE, in consideration of the promises and mutual covenants, agreements and provisions herein contained, the Parties hereby agree as follows:

1. PURCHASE AND SALE OF PURCHASED ASSETS.

1.1 Purchased Assets. The Seller shall sell, assign, transfer, convey and deliver to the Purchaser, at the Closing (as defined below), all of its right, title and interest in and to the Purchased Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Purchased Assets” shall mean and include all of the properties, assets, goodwill, rights, title, interests, other assets of every kind, nature and description, personal or mixed, and tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) owned (or, in the case of Intellectual Property and Intellectual Property Rights, Controlled) by the Seller that are used in, necessary for the conduct of, or related to, the Products, including, without limitation:

(a) All of the Intellectual Property and Intellectual Property Rights that are owned or Controlled by the Seller and that are used in, necessary for the conduct of, or related to, the Business, including all Purchased IP, Registered IP and the items listed on Schedule 1.1(a) together with the goodwill associated with the Purchased Assets;

(b) All Inventory, spare parts, materials, drawings, specifications and prototypes, including the items listed on Schedule 1.1(b);

(c) All Contracts listed on Schedule 1.1(c) and all rights related thereto (the “Assigned Contracts”); provided, however, that notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that only the Contracts listed on Schedule 1.1(c) shall be included in the Purchased Assets, and any Contract relating to the Products not listed on Schedule 1.1(c) shall be an Excluded Asset hereunder;

(d) All regulatory filings, clinical data, supporting documentation and license related to the Products;

(e) All Patent Files;

(f) All of the rights to the fixed and other tangible personal property, whether owned or leased by the Seller relating to the Business or the Purchased Assets and including all manufacturing equipment, materials, supplies, hardware, fixtures (including demo fixtures), prototypes and related manufacturing tools, completed devices, models, improvements and other tangible assets set forth on Schedule 1.1(f);

1.

(g) All causes of action (regardless of whether or not such claims and causes of action have been asserted by the Seller), lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller to the extent related to (i) the Purchased Assets, (ii) the Assumed Liabilities (as defined below) or (iii) the ownership, use, function or value of any of the Purchased Assets, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent;

(h) all rights under non-disclosure, confidentiality, non-compete, and non-solicitation agreements with and assignments of inventions from current and former employees and agents of the Seller or with third parties relating to the Purchased Assets (or any portion thereof), including all non-disclosure agreements executed by parties to which the Seller has made available information in each case to the extent assignable or transferable, whether or not such agreements are included as Assigned Contracts;

(i) All warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent affecting any of the Purchased Assets;

(j) All credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, duties, and right to offset (if any), to the extent related to the Purchased Assets;

(k) Copies or originals of any and all past documents in the possession or control of Seller relating to clinical investigations;

(l) All Books and Records; and

(m) All Governmental Authorizations held by the Seller and related to the Business, to the extent assignable, a complete list of which is set forth on Schedule 1.1(m).

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of the Seller after the Closing:

(a) All assets not set forth in Section 1.1;

(b) All rights of the Seller under this Agreement and the other Transactional Agreements;

(c) All minute books and limited liability company records, organizational documents, stock books, Tax Returns and similar records of the Seller other than the Books and Records;

(d) All cash, cash equivalents on hand or in bank accounts and short term investments, marketable securities and inter-company accounts receivable of the Seller;

(e) All accounts receivable and other receivables relating to the Business for Inventory shipped prior to the Closing Date;

2.

(f) All owned or leased real property;

(g) All insurance policies of the Seller and all rights to applicable claims thereunder;

(h) Any prepayment, refund, claim, offset or other right of the Seller with respect to any Tax arising or resulting from or in connection with the ownership of the Purchased Assets attributable to any Tax period ending on or prior to the Closing Date, or, in the case of any Tax period which includes but does not end on the Closing Date, the portion of such period up to and including the Closing Date;

(i) All claims and counterclaims relating to Excluded Liabilities or Excluded Assets;

(j) The claims, remedies, rights, consideration (including contractual and escrow rights) or any other right related to any of the foregoing of the Seller pursuant to this Agreement or the Royalty Agreement; and

(k) Any and all claims, remedies and other rights (and all proceeds arising therefrom) of the Seller against Cardinal Health, Inc. (“Cardinal Health”) or any of Affiliates of Cardinal Health (collectively the “Cardinal Claims”).

1.3 Assumed Liabilities. Unless otherwise set forth on Schedule 1.3 hereto or unless a Liability arising after the Closing Date under any of the Assigned Contracts that does not arise out of or result from a Breach prior to the Closing Date (collectively the “Assumed Liabilities”), the Seller will retain, and will be solely responsible for paying, performing and discharging, and Purchaser will not assume or otherwise have any responsibility or liability for, any Liabilities of the Seller, including but not limited to Liabilities arising out of or relating to (a) the use or ownership of the Purchased Assets by the Seller prior to the Closing or any Liabilities arising out of the Purchased Assets prior to the Closing; (b) any Liability relating to Taxes of the Seller or any Liabilities of any Person other than Seller under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (c) all Liabilities of the Seller for Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the Transactions; (d) the Benefits Liabilities; (e) any Liability with respect to any employee of the Seller related to such employee’s employment with the Seller, including but not limited to liabilities related to the termination of such employee’s employment with Seller in connection with the Transactions; (f) the Excluded Assets; or (g) Transaction Expenses (collectively, the “Excluded Liabilities”). The Purchaser shall at the Closing (and hereby does covenant and agree to) assume the Assumed Liabilities.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume, and shall have no liability for, the Excluded Liabilities, it being understood that the Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities.

1.5 Purchase Price; Payment of Purchase Price. As consideration for the sale, transfer, conveyance, assignment and delivery to the Purchaser of the Purchased Assets:

(a) at the Closing, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to the account designated by the Seller, an amount in cash equal to $100,000 (the “Closing Cash Payment”) subject to the terms and conditions set forth in this Agreement;

3.

(b) subject to the terms and satisfaction of the conditions set forth in Section 1.6, within five (5) days of the Closing, the Purchaser shall pay Primo Medical Group (“Primo”), by wire transfer of immediately available funds to the account designated by Primo, an amount in cash equal to $100,000 (the “Primo Cash Payment”); and

(c) at the Closing, the Purchaser shall assume the Assumed Liabilities (clauses (a), (b) and (c) of this Section 1.5 are collectively referred to herein as the “Purchase Price”).

1.6 Primo Cash Payment and Waiver. The payment of the Primo Cash Payment set forth in Section 1.5(b) shall be subject in its entirety to the execution by Primo, as of the Closing Date, of a waiver, in form and substance reasonably satisfactory to the Purchaser and the Seller, waiving all past, present and future claims Primo may have against the Purchaser and the Seller, including but not limited to any past due payment obligations (the “Primo Waiver”).

1.7 Royalty Fee.

(a) Payment of Royalty Fee. In addition to the Purchase Price payable pursuant to Section 1.5, Purchaser shall pay, or cause to be paid, to the Seller, by wire transfer of immediately available funds to the account designated by the Seller, the Royalty Payments in accordance with the royalty agreement attached hereto as Exhibit B (the “Royalty Agreement”); provided, however, that in no event shall the aggregate Royalty Payments paid during the Royalty Payment Term exceed the Royalty Cap.

(b) Set Off. The obligation of the Purchaser to make any payment of any Royalty Payments pursuant to the Royalty Agreement shall be subject to the right of the Purchaser to set off (the “Right of Set Off”) against and reduce the amount of any such Royalty Payments by the amount of any Damages claimed by the Purchaser pursuant to Article 8 hereunder. The Purchaser shall not exercise the Right of Set-Off except in accordance with the indemnification procedures set forth in Article 8 of this Agreement (including, without limitation, the requirement that Purchaser deliver a Notice of Indemnification Claim with respect to such set-off pursuant to Section 8.5(a) of this Agreement). Any such set-off shall be without prejudice to the Seller’s right to contest or object to the indemnification claim and/or the Claimed Amount pursuant to Article 8 of this Agreement.

(c) Certain Acknowledgments and Covenants. The Seller and the Purchaser acknowledge that circumstances may exist that delay or prevent the payment of the Royalty Payments. Nothing herein shall be deemed to be a guaranty on the part of the Purchaser or any Purchaser Affiliates that the Purchaser will achieve the conditions for payment of the Royalty Payments. Notwithstanding the foregoing, the Purchaser shall use Commercially Reasonable Efforts to develop a Royalty Product for large bore closure applications, including by seeking to obtain a New Regulatory Approval.

1.8 Reversion.

(a) Subject to the terms and conditions of this Section 1.8, if on the fifth (5th) anniversary of the Closing Date, the Reversion Condition then exists, the Seller shall have the right (“Right of Reversion”), at its option, to require the Purchaser to assign (without Liability to the Purchaser) ownership of the Purchased Assets back to the Seller.

(b) The Right of Reversion shall be exercisable by the Seller giving written notice to the Purchaser of its reasonable belief that a Reversion Condition has occurred under Section 1.8(a), together with a reasonably detailed explanation of the Reversion Condition (the “Reversion Notice”), and the Purchaser failing, during the sixty (60) day period following delivery of such notice, to cure in all material respects the condition(s) giving rise to the Reversion Condition (the “Reversion Cure Period”).

4.

(c) Following the delivery of the Reversion Notice and expiration of the Reversion Cure Period (provided that the Purchaser has not cured in all material respects the condition(s) giving rise to the Right of Reversion within the Reversion Cure Period), the Seller shall be deemed to have elected to have the ownership of the Purchased Assets transferred without Liability to the Purchaser to the Seller free and clear of Encumbrances and for no further consideration, in which case, the Seller and the Purchaser will execute all documents reasonably required to transfer ownership of all Purchased Assets to the Seller (including all modifications, enhancements, improvements, continuations and additions made to the Purchased Assets between the Closing Date and the date of transfer to the Seller) in a manner reasonably acceptable to both Parties.

(d) The Right of Reversion shall expire upon the earlier of (i) the date that is ninety (90) days after the fifth (5th) anniversary of the Closing Date, or (ii) the date that the first New Regulatory Approval is obtained.

1.9 Withholding. The Purchaser shall be entitled to deduct and withhold from any payments to the Seller (or its permitted designees) made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to such payments under the Code or any other applicable Law. To the extent that amounts are so withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller (or its permitted designees).

1.10 Allocation of Purchase Price. Within ninety (90) days after the Closing, the Purchaser shall deliver to the Seller an allocation statement setting forth the Purchaser’s allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”). The Purchaser will consult with the Seller regarding the Allocation Statement and consider in good faith any reasonable comments that the Seller may provide. The Purchaser and the Seller shall, and the Seller shall cause each Seller Affiliate to, file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. The Purchaser and the Seller shall, and the Seller shall cause each Seller Affiliate to, cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable Law. The parties hereto further agree that: (a) the agreed upon allocation of Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all Tax Returns; and (b) they will not take any position inconsistent with such allocation upon any examination of any such Tax Return, in any refund claim or in any tax litigation. In the event of any adjustment to the Purchase Price (including pursuant to Article 8 of this Agreement), a supplemental Allocation Statement shall be prepared and delivered by the Purchaser pursuant to this Section 1.10, and the parties agree to comply with this Section 1.10 with respect to the supplemental Allocation Statement.

1.11 Closing.

(a) Unless otherwise designated by the Parties, the closing of the Transactions contemplated under this Agreement (the “Closing”), including the sale of the Purchased Assets to the Purchaser, shall take place at the offices of the Purchaser in Santa Clara, California, at 10:00 a.m. (Pacific Time) (or by the electronic exchange of funds and documents) no later than the third (3rd) Business Day following the satisfaction and/or waiver of all conditions to the Closing set forth in Articles 5 and 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction and/or waiver of such conditions). For purposes of this Agreement, “Scheduled Closing Time” shall mean the time and date as of which the Closing is required to take place pursuant to this Section 1.11; and the “Closing Date” shall mean the time and date as of which the Closing actually takes place.

5.

(b) At the Closing, Seller shall cause to be delivered to Purchaser:

(i) duly executed copies of such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Purchased Assets, free of any Encumbrances, including, without limitation, the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C (the “Bill of Sale and Assumption Agreement”);

(ii) duly executed copies of assignments of Purchased IP, in forms reasonably acceptable to the Purchaser (the “Assignment Documents”);

(iii) all Books and Records in the possession or control of the Seller or any Seller Affiliate;

(iv) a duly executed copy of a certificate executed by the Chief Executive Officer of the Seller (the “Closing Certificate”), in form and substance reasonably satisfactory to the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Sections 6.1 and 6.2(b) have been satisfied;

(v) a duly executed copy of a certificate executed by the Chief Executive Officer of the Seller certifying that the Seller is not a foreign person for purposes of Code Section 1445 or that the purchase of the Purchased Assets is otherwise exempt from withholding under Code Section 1445 (the “FIRPTA Certificate”);

(vi) evidence in form and substance reasonably satisfactory to Purchaser of the receipt of all Consents and the delivery of all notices set forth on Schedule 1.11(b)(vi);

(vii) if requested by the Purchaser, duly executed copies of confidential invention and assignment agreements, satisfactory in form and content to the Purchaser, executed by the Seller Affiliates; and

(viii) a duly executed release and waiver substantially in the form attached hereto as Exhibit D from each of the creditors listed as holders of Seller Obligations on Schedule 2.11;

(ix) such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the Transactions.

(c) At the Closing, Purchaser and/or its Affiliates, as applicable, shall cause to be delivered to the Seller:

(i) duly executed copies of the Bill of Sale and Assumption Agreement, Royalty Agreement and the Assignment Documents; and

(ii) the Closing Cash Payment to the Seller as contemplated by Section 1.5(a).

1.12 Transfer Taxes. All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer taxes (collectively, “Transfer Taxes”) incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred, shall be borne by the Seller.

6.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

Subject to the disclosures set forth in the Disclosure Schedule of the Seller delivered to Purchaser concurrently with the parties’ execution of this Agreement, each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by the Seller to Purchaser. The Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

2.1 Organization and Good Standing. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.2 Authority Relative to this Agreement.

(a) The Seller has all authority necessary to execute and deliver this Agreement and the other Transactional Agreements to which it is a party and has all other authority necessary to consummate the transactions contemplated hereby and thereby. All limited liability company action on the part of the Seller and its officers, managers and members that is necessary for the due authorization, execution and delivery of, and the performance of all obligations of the Seller under this Agreement and each of the Transactional Agreements has been duly taken. This Agreement and the other Transactional Agreements to which the Seller is a party have been duly and validly executed and delivered to the Seller, and constitute valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

(b) The Seller has provided to Purchaser a true and correct copy of the written consents to the transactions contemplated by this Agreement delivered by (i) the board of directors of the Seller, (ii) JHK Investments, LLC, the holder of all of the issued and outstanding Series A Preferred Units of the Seller (“JHK”), and (iii) Bay City Capital Fund V, LP, the manager of JHK, which consents are attached hereto as Exhibit E.

2.3 No Violation. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement and the other Transactional Agreements to which the Seller is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any provision of the Seller’s certificate of formation or limited liability company agreement, (ii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any of the Assigned Contracts or under any Governmental Authorization to which the Seller is a party or applicable to the Seller’s properties or assets (except that, if any consents required to assign the Assigned Contracts as described in Schedule 2.8 are not obtained prior to Closing, the assignment thereof would violate the terms of such Assigned Contracts), or (iii) violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Business or the Purchased Assets.

7.

2.4 Title to Assets; Intellectual Property.

(a) Except as set forth in Schedule 2.4(a), the Seller has good and valid title to, or, with respect to equipment leases, a valid leasehold interest in, the Purchased Assets, which shall be, at the Closing, in each case free and clear of all Encumbrances.

(b) Schedule 1.1(a) identifies as of the date hereof: (i) all Patents, Trademarks and Copyrights that Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which each such Patent, Trademark and Copyright has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in each such Patent, Trademark and Copyright and the nature of such ownership interest and (iv) the status of each such Patent, Trademark and Copyright.

(c) The Seller has taken commercially reasonable steps to maintain the confidentiality of all proprietary information held by it or purported to be held by it as a trade secret. Except as set forth in Schedule 2.4(c), the Purchased Assets do not include any information of any third party that is the subject of any contractual confidentiality restrictions.

(d) To the Knowledge of the Seller, except as set forth in Schedule 1.1(a), the Purchased IP and the Licensed Intellectual Property are valid, unexpired, un-withdrawn, un-abandoned, subsisting and enforceable, except as where specifically indicated in such Schedule.

(e) Schedule 1.1(a) lists, as of the date hereof, (i) each Contract pursuant to which: (A) the Seller licenses any Intellectual Property or Intellectual Property Right from any Person (other than licenses of non-customized software that are generally available to the public on standard terms); and (B) any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Purchased IP, other than Contracts entered into with customers of the Seller in the ordinary course of business and (ii) each Patent, Trademark and Copyright that is licensed to the Seller pursuant to any Contract listed on Schedule 1.1(a).

(f) Except as set forth on Schedule 2.4(f), to the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Purchased IP. Except as described on Schedule 2.4(f), (i) Seller’s products do not infringe and in the past, have not infringed (directly, contributorily, by inducement or otherwise) any Intellectual Property Right of any other Person and (ii) the Seller has not misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(g) Except as set forth in Schedule 2.4, all government fees that are due with respect to Purchased IP are current and have been paid, and all fees that are due to patent agents, counsel, or other advisors and representatives with respect to Purchased IP are current and have been paid.

(h) All rights in, to and under all Purchased IP created, invented or authored by the former employees of the Seller (i) at any time, including prior to the inception of the Seller or (ii) prior to their commencement of employment with the Seller have been duly and validly assigned to the Seller, and the Seller has no reason to believe that any such Person is unwilling to provide the Seller or Purchaser with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.

(i) The Seller has secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Purchased IP for the Seller (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property in or relating to such contribution and has obtained the waiver of all non-assignable rights. No Author has retained any rights,

8.

licenses, claims or interest whatsoever with respect to any such Intellectual Property developed by the Author for the Seller or embodied therein. Without limiting the foregoing, the Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all such current and former Authors.

(j) To the Knowledge of the Seller, the use of the Dual-Close System does not infringe, misappropriate or otherwise violate (directly, contributorily, by inducement or otherwise) any Intellectual Property Right of any other Person, including Intellectual Property Rights of other Persons in the Settlement License Agreement.

(k) Except as set forth in Schedule 2.4(k), the Seller is not entitled to, nor does the Seller hold or have a right of enforcement of or claim for, any guaranties, warranties, rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement, rights of recovery and similar rights in favor of the Seller (regardless of whether such rights are currently exercisable) to the extent related to any of the Purchased Assets.

2.5 Contracts. To the Knowledge of the Seller, each Assigned Contract to which the Seller is a party or is bound, is valid and in full force and effect in accordance with its terms. Except as set forth in Schedule 2.5, the Seller is not, and to the Knowledge of the Seller each third-party is not, in breach in any material respect of any Assigned Contract. The Assigned Contracts constitute all of the material Contracts to which the Seller is a party or is bound. The Seller has provided to Purchaser a complete copy of each Assigned Contract to which the Seller is a party, including any schedule, exhibit, attachment, or appendix thereto and any amendment or modification thereto. No amounts are currently owed by the Seller under any Assigned Contract except as otherwise set forth in Schedule 2.5.

2.6 Legal Proceedings and Orders. Except as described on Schedule 2.6, there is no legal proceeding, and no Person has threatened in writing to commence any legal proceeding: (a) that relates to or would reasonably be expected to materially and adversely affect any of the Purchased Assets; (b) against or involving the Seller; or (c) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement. Except as described on Schedule 2.6, there is no governmental order, writ, injunction, judgment or decree to which the Seller or any of the Purchased Assets is subject. Without limiting the foregoing, except as described on Schedule 2.6, no claim, litigation or proceeding has been brought or threatened by any Person alleging, and the Seller has no Knowledge of any reasonable basis for a claim alleging that, (a) the Intellectual Property Rights are invalid or unenforceable or (b) the Intellectual Property Rights or the licensing or exploiting of the Intellectual Property Rights violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Person.

2.7 Inventory. Schedule 1.1(b) lists all inventory of the Seller as of October 31, 2016, as determined in accordance with generally accepted accounting principles and the Seller’s standard accounting practices. The information on Schedule 1.1(b) was derived from the books and records of the Seller and, taken as a whole, is accurate and complete in all material respects as of such date. Except as set forth on Schedule 2.7, the Seller owes no obligations to any Person holding Inventory or any other Purchased Asset.

2.8 Consents. Except as set forth on Schedule 2.8 no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party to an Assigned Contract, is required by, or with respect to, the Seller in connection with the execution and delivery of this Agreement or the other Transactional Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

9.

2.9 Brokers. Except as set forth on Schedule 2.9, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Seller or as a result of a contract with the Seller.

2.10 Regulatory Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each Product has been, to the extent applicable, developed, labeled, stored, tested, marketed, promoted and distributed in compliance with all applicable requirements under the FDA Act and regulations promulgated by the FDA thereunder, and applicable requirements of similar Governmental Bodies in other countries where the Product is being, or is intended to be, distributed (the “Drug or Health Laws”).

(b) The pre-clinical studies and clinical trials performed by the Seller or, to the Knowledge of the Seller, on behalf of the Seller, its subsidiaries or its predecessors, were and, if still pending, are being conducted in accordance with applicable experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products comparable to those being developed by the Seller, including Good Clinical Practices.

(c) To the Knowledge of the Seller, the manufacturing of the Products, has at all times complied with applicable Drug or Health Laws, including current good manufacturing practices.

(d) The Seller has not received any notices or correspondence from the FDA or any similar Governmental Body requiring the termination, suspension or material modification of any nonclinical study or clinical trial conducted by or on behalf of the Seller or the recall of any of the Products.

(e) The Seller has no Knowledge of any investigation of the Seller or any of the Products being conducted by the FDA or any similar Governmental Body, nor has it received any notice from the FDA or any similar Governmental Body that it has commenced, or threatened to initiate any action to suspend or terminate any clinical trial, withdraw approval of any of the Seller’s Products, place sales or marketing restrictions on or request the recall of any of the Seller’s Products.

(f) No submission by the Seller to the FDA or any other Governmental Body that was, or is, intended to be the basis for an approval of any of the Seller’s products contains any material omission or false information. To the best of the Seller’s Knowledge, each such submission (and related documents and information) has been submitted and maintained in compliance with applicable Laws.

2.11 Seller Obligations. Schedule 2.11 sets forth (i) all Indebtedness of the Seller outstanding on the date of this Agreement, (ii) all accounts payable or accrued expenses of the Seller outstanding as of the date of this Agreement, and (iii) all other amounts owed to third parties, including to all trade creditors, as of the date of this Agreement (the amounts identified in (i), (ii) and (iii) referred to herein collectively as the “Seller Obligations”), along with the name, address and wire instructions (if available) of each creditor related thereto.

2.12 Fraudulent Conveyance. The Purchase Price constitutes reasonably equivalent value for the Purchased Assets, and to the Knowledge of the Seller, to the consummation of the transactions contemplated by the this Agreement shall not constitute a fraudulent transfer under applicable laws. Except as set forth on Schedule 2.12, the Seller has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against it, any bankruptcy petition or similar filing, and (C) taken or been the subject of any action that could reasonably be expected to have an adverse effect on

10.

its ability to comply with or perform any of its covenants or obligations under this Agreement or any of the Transactional Agreements. The Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect.

2.13 Compliance with Laws. The Seller is in compliance with all applicable Laws with respect to the conduct or operation of the Business and the Purchased Assets

2.14 Tax Representations.

(a) The Seller is and has always been a partnership for U.S. federal, state and local income tax purposes.

(b) All material Tax Returns with respect to the Seller that are required to be filed on or before the Closing Date have been or will be duly and timely filed with the appropriate taxing authority, and all such Tax Returns are accurate and complete in all material respects. All Taxes owed by the Seller have been or will be timely paid in full. No claim has ever been made by a taxing authority in a jurisdiction where the Seller does not file a Tax Return that the Seller is or may be subject to Taxation by that jurisdiction, and, to the Knowledge of the Seller, there is no basis for any such claim to be made. As of the Closing, there will be no liens or other Encumbrances with respect to Taxes upon any of the Purchased Assets.

(c) All Taxes that the Seller has been required to deduct, collect or withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been duly deducted, collected or withheld and have been (or, for Taxes not yet payable on the date hereof, prior to the Closing Date will be) duly and timely paid to the proper taxing authority, and the Seller had complied with all associated reporting and record keeping requirements.

(d) No examination or audit of any Tax Return of the Seller by any Governmental Body is currently in progress or, to the Knowledge of the Seller, threatened or contemplated. Except as disclosed on Schedule 2.14(d) of the Disclosure Schedule, the Seller has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, or (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed. The Seller has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(e) An interest in the Seller is not treated as a “U.S. real property interest” pursuant to Treasury Regulations Section 1.897-7T because less than 50 percent of the value of the Seller’s gross assets consists, directly or indirectly, of a “U. S. real property interest” as defined in Section 897 of the Code.

(f) The Seller has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any comparable state law.

(g) The Seller does not own any property of a character, the indirect transfer of which pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

(h) The Seller (i) has no liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Seller, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

11.

2.15 No Approval Required. The adoption of this Agreement and approval of the Transaction Agreements and the Transactions does not require the Consent of the equityholders of the Seller.

2.16 Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of material fact, and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading in any material respect, in light of the circumstances in which they were made.

2.17 Condition of Purchased Assets. THE PURCHASED ASSETS SHALL BE TRANSFERRED “AS IS”, WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 2. ANY AND ALL STATUTORY OR OTHER WARRANTIES AS TO THE CONDITION OF THE PURCHASED ASSETS INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, ACCURACY AND PERFORMANCE ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLER.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows, in each case, as of the date hereof and as of the Closing Date:

3.1 Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority Relative to this Agreement. The Purchaser has all authority necessary to execute and deliver this Agreement and the other Transactional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Purchaser and its officers, shareholders and directors that is necessary for the due authorization, execution and delivery of, and the performance of all obligations of the Purchaser under this Agreement and each of the Transactional Agreements has been duly taken. This Agreement and the other Transactional Agreements to which the Purchaser is a party have been duly and validly executed and delivered to the Seller, and constitute valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

3.3 No Violation. The execution and delivery of this Agreement and the other Transactional Agreements to which Purchaser is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any provision of the Purchaser’s certificate of incorporation or bylaws, (ii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any material Contract to which Purchaser is a party or applicable to the Purchaser’s properties or assets, or (iii) violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser.

3.4 Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Purchaser.

12.

3.5 Consents. No consent, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by, or with respect to, the Purchaser in connection with the execution and delivery of this Agreement or other Transactional Agreements to which the Purchaser is a party, or the consummation of the transactions contemplated hereby or thereby.

4. PRE-CLOSING COVENANTS.

4.1 Access and Investigation. The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchaser and its Representatives with free and complete access, during normal business hours, to the Seller Affiliates and assets of the Seller, all existing books, records, work papers and other documents and information, in each case, relating to the Business and/or the Purchased Assets; (b) the Seller, each of the Seller Affiliates and each of their respective Representatives provide the Purchaser and its Representatives with such copies of existing books, records, work papers and other documents and information relating to the Business and/or the Purchased Assets as are in their possession and that the Purchaser may request in good faith; and (c) the Seller compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Seller and its business as the Purchaser may reasonably request in good faith.

4.2 Operation of Business.

(a) During the Pre-Closing Period, the Seller shall in respect of the Purchased Assets and the Business:

(i) (A) preserve intact its current business organization, (B) maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller, (C) promptly repair, restore or replace any Purchased Assets that are destroyed or damaged, and (D) maintain its relations and good will with all Governmental Bodies including without limitation the FDA, keep all Regulatory Materials active and not withdraw any Regulatory Materials or Regulatory Approvals;

(ii) comply with all material Laws and contractual Liabilities applicable to the operation of the Business and pay all applicable Taxes with respect thereto when due and payable;

(iii) confer with the Purchaser as and when reasonably requested concerning operational matters relating to the Business and the Purchased Assets and otherwise report regularly to the Purchaser concerning the status of the Purchased Assets and the Business; and

(iv) notify the Purchaser immediately (and in any event, within 24 hours) of any inquiry, proposal or offer from any Person relating to any Competing Transaction.

(b) During the Pre-Closing Period, the Seller shall not and shall cause the Seller Affiliates not to, without the prior written approval of the Purchaser, take any of the following actions with respect to the Purchased Assets or the Business:

(i) sell or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell or otherwise transfer any interest in the Purchased Assets or the Business or any interest in or right relating to any such interest;

13.

(ii) permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in the Purchased Assets or the Business to become subject, directly or indirectly, to any Encumbrance;

(iii) transfer, sell, lease, license or otherwise convey or dispose of any of the Purchased Assets;

(iv) effect or become a party to any Competing Transaction;

(v) terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any respect any Assigned Contract;

(vi) enter into any Contract relating to the Business or the Purchased Assets or permit any of the Purchased Assets to become bound by any Contract;

(vii) incur, assume or otherwise become subject to any Liability with respect to the Business or the Purchased Assets, except for liabilities disclosed on Schedule 2.11, Transaction Expenses and current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

(viii) commence or settle any Proceeding relating to the Business or the Purchased Assets (provided, however, that this clause (viii) shall not prevent the Seller or any Affiliate of the Seller from commencing any Proceeding relating to the Cardinal Claims, provided that advanced written notice is first provided by the Seller to the Purchaser);

(ix) enter into any transaction or take any other action in the conduct of or otherwise relating to the Business or Purchased Assets outside the Ordinary Course of Business;

(x) enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Scheduled Closing Time; and

(xi) agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 4.2(b).

4.3 Filings and Consents. The Seller shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Seller and its Representatives cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

4.4 Notification. During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such

14.

representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely. No such notification shall be deemed to supplement or amend this Agreement, including for purposes of determining (x) the accuracy of any representation or warranty made by the Seller in this Agreement or in the Closing Certificate or (y) whether any of the conditions set forth in Section 5 has been satisfied.

4.5 No Negotiation.

(a) The Seller shall ensure that, during the Pre-Closing Period, neither the Seller nor any Representative thereof or Seller Affiliate, directly or indirectly: (i) solicits, initiates, seeks, entertains, encourages or supports any inquiry proposal or offer from any Person (other than the Purchaser) relating to any Competing Transaction; (ii) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed Competing Transaction; (iii) furnish to any Person other than the Purchaser and its Representatives any information that the Seller believes or should reasonably know could be used for the purposes of formulating any inquiry or proposal or offer regarding a Competing Transaction or (iv) otherwise cooperate in any effort or attempt to make, implement or accept a proposal from any Person (other than the Purchaser) relating to any Competing Transaction. Other than in connection with this Agreement, the Seller, any Representative thereof or Seller Affiliate shall cease any current discussions regarding any Competing Transaction and the Seller will promptly notify the Purchaser in the event that the Seller receives any unsolicited indication of interest or proposal concerning a Competing Transaction.

(b) Neither the Seller’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval by such board of managers or any such committee of this Agreement or the Transactions, (ii) approve or recommend or propose to approve or recommend, any Competing Transaction or (iii) authorize the Seller to enter into any agreement with respect to any Competing Transaction.

4.6 Allocation of Taxes.

(a) The Seller and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates and representatives reasonably to cooperate, in the preparation and filing of Tax Returns and resolution of disputes and audits with respect to Taxes relating to the Purchased Assets, including (i) by maintaining and making available to each other books and records and relevant correspondence with any Governmental Body in connection with such Taxes and (ii) by promptly informing each other of notice of any Tax audit or other Tax proceeding in respect of which another party or any of its Affiliates may have a liability.

(b) All real property Taxes, personal property Taxes and similar ad valorem Tax obligations levied with respect to the Business or, the Purchased Assets for a taxable period that includes (but does not end on) the date of the Closing shall be apportioned between Seller and Purchaser as of the Closing based on the number of days of such taxable period ending on and including the date of the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property and similar ad valorem Taxes relating to the Business, or the Purchased Assets, the Seller and the Purchaser, as applicable, shall

15.

present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 4.6 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within twenty (20) days after delivery of such statement. In the event that either the Seller or the Purchaser shall make any other payment for which it is entitled to reimbursement under this Section 4.6, the other party shall make such reimbursement promptly but in no event later than twenty (20) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

4.7 Best Efforts. During the Pre-Closing Period, the Seller and the Purchaser shall each use its Best Efforts to cause the conditions set forth in Sections 5 and 6, respectively, to be satisfied on a timely basis.

4.8 Confidentiality . The Seller and the Purchaser shall ensure that, during the Pre-Closing Period: (a) neither such Party nor any Representative or Affiliate of such Party, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller, the Purchaser or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller or the Purchaser is required by applicable Law to make any such disclosure; and (b) if the Seller or the Purchaser is required by applicable Law to make any such disclosure, such Party (i) notifies the other Party in writing as promptly as possible upon becoming aware of such requirement; (ii) discloses only such portion of such confidential information as is required to be so disclosed; and (iii) cooperates fully with the other Party in seeking protective order(s) and/or injunctive relief to protect the confidentiality of such confidential information. Nothing in this Section 4.8 shall restrict the Seller or the Purchaser from making any disclosures regarding the Transaction or the terms of this Agreement to any of its Representatives that are subject to legally enforceable obligations of confidentiality and non-use with respect thereto at least as stringent as those set forth herein and that reasonably require access to such confidential information for the purposes hereof. Each Party shall remain directly liable to the other Party for any breach of this Section 4.8 by any of such Party’s Representatives.

5. CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.

The Purchaser’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

5.1 Accuracy of Representations. All of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

5.2 Performance of Obligations.

(a) Each of the documents referred to in Sections 1.11(b) and 1.11(c) shall have been executed by each of the parties thereto (other than the Purchaser) and delivered to the Purchaser, and each such agreement shall be in full force and effect.

16.

(b) All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects

5.3 Primo Waiver. The duly executed Primo Waiver shall have been executed by Primo and delivered to the Purchaser, and shall be in full force and effect.

5.4 Consents. The Seller shall have delivered evidence reasonably satisfactory to the Purchaser that each of the Consents identified in Schedule 1.11(b)(vi) shall have been obtained and shall be in full force and effect, and that each of the notice periods identified in Schedule 1.11(b)(vi) shall have expired, as applicable.

5.5 No Material Adverse Change. There shall have been no material adverse change in the Purchased Assets, taken as a whole, since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such material adverse change.

5.6 No Proceedings. There shall not have been commenced or threatened, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with this Agreement, the Transaction Agreements or any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

5.7 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Purchaser Affiliate to suffer any adverse consequence under, any applicable Law or Order.

6. CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE.

The Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by the Seller hereunder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

6.1 Accuracy of Representations. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

6.2 The Purchaser’s Performance.

(a) Each of the documents referred to in Section 1.11(c) shall have been executed by the Purchaser and delivered to the Seller, and each such agreement shall be in full force and effect.

(b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

17.

6.3 Primo Waiver. The duly executed Primo Waiver shall have been executed by Primo and delivered to the Seller, and shall be in full force and effect.

7. TERMINATION.

7.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Seller and such Breach shall not have been cured within ten (10) days after the delivery of notice thereof to the Seller, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 5 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);

(b) by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchaser and such Breach shall not have been cured within ten (10) days after the delivery of notice thereof to the Purchaser, or (ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

(c) by the Purchaser or the Seller if the Transactions shall not have been consummated by ninety (90) days following the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

(d) by the mutual written consent of the Purchaser and the Seller.

7.2 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Sections 7.1(a) or 7.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Sections 7.1(b) or 7.1(c), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties shall terminate; provided, however, that: (a) no Party shall be relieved of any obligation or other Liability arising from any Breach by such Party of any provision of this Agreement; (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in 7.4 and Section 10; and (c) the Seller and the Purchaser shall, in all events, remain bound by and continue to be subject to Section 4.8.

7.4 Nonexclusivity of Termination Rights. The termination rights provided in Section 7.1 shall not be deemed to be exclusive. Accordingly, the exercise by any Party of its right to terminate this Agreement pursuant to Section 7.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other applicable Law, at common law, in equity or otherwise).

18.

8. INDEMNIFICATION, ETC.

8.1 Survival of Representations and Warranties, Etc.

(a) All representations and warranties of the Seller set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire on the Expiration Date; provided, however, that the Specified Representations shall survive until sixty (60) days following the expiration of the applicable statute of limitations. All covenants of the parties shall survive until performed. The representations and warranties of the Purchaser set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

(b) If, at any time on or prior to the expiration of a representation or warranty, any Indemnitee (acting in good faith) delivers to Indemnitor a Notice of Indemnification Claim alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Sections 8.2 based on such inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

(d) Except in the case of fraud, intentional misrepresentation or willful misconduct (collectively, “Fraud”), claims for indemnification and reimbursement brought in accordance with and subject to this Article 8 (and exercise of the Right of Set-Off in accordance with Section 1.7(b)) shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to this Agreement. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

8.2 Indemnification by the Seller. The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(a) any Breach of any representation or warranty made by the Seller in this Agreement or the Disclosure Schedule (including any exhibit or schedule to the Disclosure Schedule);

(b) any Breach of any certification, representation or warranty made by the Seller in any certificate or Transactional Agreement delivered to the Purchaser pursuant to any provision of this Agreement;

(c) any Breach of any covenant or obligation of the Seller contained in this Agreement or the Transactional Agreements;

(d) any Excluded Assets or Excluded Liabilities (including without limitation any Transaction Expenses);

(e) any Liability to which Purchaser or any of the other Indemnitees may become subject and that arises from or relates to any failure to comply with any bulk transfer law or similar Law in connection with any of the Transactions;

19.

(f) any Liability of the Seller, other than the Assumed Liabilities;

(g) any claim by Cardinal Health or any of Affiliates of Cardinal Health arising from the assertion by the Seller or any of its Affiliates of the Cardinal Claims;

(h) any Taxes of the Seller; and

(i) any claim or Proceeding relating to any Breach or alleged Breach or any other matter of the type referred to in any of clauses “(a)” through “(h)” above.

8.3 Indemnification by Buyer. Buyer shall hold harmless and indemnify each of the Indemnitees from and against, and shall reimburse each of the Seller Indemnitees for, any Damages that are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such, Damages relate to any third-party claim) and that arise from or as a result of:

(a) the ownership or operation of the Purchased Assets following the Closing; and

(b) the Assumed Liabilities.

8.4 Certain Limitations.

(a) Except in the case of Fraud or with respect to any Breach of the Specified Representations, no claim for Damages made hereunder by the Indemnitees shall be made under Sections 8.2(a), 8.2(b) and 8.2(i) (as such Section 8.2(i) relates to Section 8.2(a) or Section 8.2(b), respectively) (i) unless the aggregate of Damages exceeds $25,000 (the “Limitation”), in which case the Indemnitees shall be entitled to seek compensation for all Damages without regard to the Limitation, and (ii) for Damages in excess of the sum of the Closing Cash Payment and Royalty Payments otherwise due to the Seller.

(b) For purposes of determining the amount of Damages under Article 8, all qualifications and limitations as to materiality and words of similar import set forth in this Agreement or the applicable document or certificate shall be disregarded.

(c) The representations, warranties, covenants and obligations of the Seller and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

(d) Except in the case of claims for Fraud, the Indemnitees shall first seek recovery from the Right of Set Off with respect to all indemnification claims under this Article 8, and only if the Right of Set Off is insufficient to satisfy any portion of the Damages under a claim may the Indemnitees be entitled to recover any portion of Damages directly from the Seller.

8.5 Defense of Third-Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which any Indemnitee may be entitled to be held harmless, indemnified or reimbursed pursuant to this Section 8, (a) the Indemnitee shall notify the Seller (the “Indemnitor”) promptly after Indemnitee receives written notice of such claim or Proceeding (it being understood that any failure by Indemnitee to so notify Indemnitor shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 8 to the extent such failure is not prejudicial), (b) Indemnitee shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own; and (c) Indemnitor shall be entitled, at his expense, to participate in any defense

20.

of such claim or Proceeding. If Indemnitee so proceeds with the defense of any such claim or Proceeding: (i) all fees and expenses relating to the defense of such claim or Proceeding shall constitute Damages and shall be reimbursed promptly by Indemnitor as such expenses are incurred; (ii) Indemnitor shall make available to Indemnitee any documents and materials that Indemnitee determines in good faith may be necessary to the defense of such claim or Proceeding; and (iii) Indemnitee shall have the right to settle, adjust or compromise such claim or Proceeding.

8.6 Indemnification Procedures.

(a) If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified or reimbursed under this Section 8, such Indemnitee shall deliver a notice to Indemnitor (any such notice being referred to as a “Notice of Indemnification Claim” and the claim for indemnification and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, or reimbursed under this Section 8, (ii) contain a description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 8 and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the 30-day period commencing upon the delivery by an Indemnitee to an Indemnitor of a Notice of Indemnification Claim (the “Dispute Period”), Indemnitor shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Indemnitor to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if Indemnitor asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith and reasonable modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not delivered to the Indemnitee prior to the expiration of the Dispute Period, then Indemnitor shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee. If the Indemnitee and the Indemnitor resolve such dispute in writing, then their resolution of such dispute shall be binding on the Indemnitor and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitor and Indemnitee. Subject to Section 8.4, the Indemnitor shall, within ten (10) days following the execution of such settlement agreement, or such shorter or longer period of time as may be set forth in the settlement agreement, pay the Stipulated Amount to the Indemnitee.

(c) If Indemnitor and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice, then either the Indemnitee or Indemnitor may submit the contested portion of the indemnification claim in accordance with Section 10.7. The final award setting forth the aggregate amount owed to the Indemnitee shall be referred to as the “Award Amount”. Indemnitor shall, within ten (10) days following the entry of a final decision by the arbitrator, or such shorter or longer period of time as may be set forth in such final decision, pay the Award Amount.

21.

8.7 Treatment of Indemnification Payments. The parties agree that any amount paid to a Indemnitee pursuant to this Section 8 shall be treated as a reduction in the consideration payable hereunder for all purposes, including Tax purposes, and to file all Tax Returns consistent with such treatment.

9. ADDITIONAL AGREEMENTS.

9.1 Further Actions. From and after the Closing Date, the Seller shall cooperate with Purchaser and any Purchaser Affiliate or their Representatives, and shall execute and deliver such documents and take such other actions as Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting Purchaser in possession and control of all of the Purchased Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payments received in respect of, the Purchased Assets. The Seller hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Purchased Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Purchased Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

9.2 Publicity. Without limiting the generality of anything contained in Section 4.7, the Seller shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the Seller without the Purchaser’s prior written consent; (b) the Seller continues to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) the Seller keeps strictly confidential and does not use or disclose to any other Person, any non-public document or other non-public information that relates directly or indirectly to the Business, Purchased Assets, the Purchaser or any Purchaser Affiliate. Notwithstanding the foregoing, the Seller may disclose any such terms, document or information to its Representatives or as required by Law.

9.3 Bulk Sales Requirements. Each of the Parties waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.

9.4 Non-Transferable Contracts. If there are any Consents that have not been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Assigned Contract as to which such Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), the Purchaser may elect to have the Seller continue its efforts to obtain any such Consent and neither this Agreement nor the Bill of Sale and Assumption Agreement nor any other document related to the consummation of the Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the Parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Consents relating to any Restricted Material Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the

22.

Purchaser of any and all rights of the Seller against a Third Party thereunder). Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, the Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to the Purchaser, and the Purchaser shall assume the obligations under such Restricted Material Contract assigned to the Purchaser from and after the date of assignment to the Purchaser pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Purchaser).

9.5 Non-Transferable Assets. Except as set forth above with respect to Restricted Material Contracts, from and after the Closing, with respect to each Purchased Asset identified on Schedule 9.5 which is not assignable or transferable to the Purchaser at the Closing (each a “Non-Transferable Asset”), until the earlier to occur of (a) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to the Purchaser and (b) such time as the material benefits intended to be transferred or assigned to the Purchaser have been procured by alternative means, the Non-Transferable Assets shall be held by the Seller in trust exclusively for the benefit of the Purchaser. In addition, the Seller and the Purchaser shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for the Purchaser the material benefits intended to be transferred or assigned to the Purchaser under each of the Non-Transferable Assets and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Asset and under applicable Law. The Seller shall use commercially reasonable efforts to provide or cause to be provided to the Purchaser all of the benefits of the Seller under such Non-Transferable Assets in effect as of the Closing, including by promptly paying to the Purchaser any monies received by the Seller from and after the Closing under such Non-Transferable Assets.

9.6 Non-Competition; Non Solicitation. The Seller agrees as follows:

(a) From the Closing Date until the fifth (5th) anniversary of the Closing (the “Non-Compete Period”), the Seller shall not, and shall not permit any Seller Affiliate to, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written Consent of the Purchaser, in each instance, which Purchaser may withhold or condition in its sole and absolute discretion, own, manage, operate, control or participate in the ownership, management, operation, control of, or consult with or perform services for, or be connected in any manner with (whether as principal, agent, employee, employer, investor, consultant, shareholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any Competitive Business anywhere in the world; provided, however, that the Seller or any Seller Affiliate may invest in the securities of any Person (but without otherwise participating in the activities of such Person) if: (A) such securities are listed or traded on any national or foreign securities exchange; and (B) the Seller and the Seller Affiliates do not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of one percent (1.0%) of the outstanding equity of such Person. For the avoidance of doubt, the “Non-Compete Period” applicable to Robert Knarr shall be from the Closing Date until the second (2nd) anniversary of the Closing.

(b) From the Closing Date until the second (2nd) anniversary of the Closing, the Seller shall not, and the Seller shall cause the Seller Affiliates to not, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written Consent of the Purchaser, in each instance, which the Purchaser may withhold or condition in its sole and absolute discretion:

(i) solicit, induce, encourage or recruit any Person who is at the time, or was during the preceding twelve (12) months, an employee, contractor or consultant of the Purchaser or any Purchaser Affiliate to terminate or reduce the scope of his, her or its employment or business relationship with Purchaser or any Purchaser Affiliate, or otherwise interfere with such relationship;

23.

(ii) employ or engage any Person described in clause (i);

(iii) induce or encourage any licensor, vendor or supplier to the Purchaser or any Purchaser Affiliate, to terminate or reduce the scope of his, her or its relationship with the Purchaser or any Purchaser Affiliate, or otherwise interfere with such relationship;

(iv) induce or encourage any client, customer or licensee of the Purchaser or any Purchaser Affiliate to terminate or reduce the scope of his, her or its relationship with Purchaser or any Purchaser Affiliate, or otherwise interfere with such relationship; or

(v) induce or encourage any client, customer or licensee of the Purchaser or any Purchaser Affiliate to purchase or use any product or service that directly or indirectly competes with any product or service within the scope of a Competitive Business.

References in this Section 9.6(b) to any Purchaser Affiliate shall mean only an Affiliate of the Purchaser to which the Purchaser has transferred the Purchased Assets.

(c) The Seller agrees that this Section 9.6, including the provisions relating to duration, geographical area, and scope, is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the goodwill of the Purchased Assets and the Business and the value of the Purchased Assets and the Business.

(d) If any provision of this Section 9.6 would be held to be excessively broad as to duration, geographical area, scope, activity, or subject, for any reason, such provision shall be modified, by limiting and reducing it, so as to be enforceable to the extent allowed by applicable Laws.

(e) The Seller acknowledges that any Breach of this Section 9.6 could result in serious and irreparable injury to the Purchaser, the Purchaser could not be adequately compensated by monetary damages alone, and the Purchaser’s remedy at law would not be adequate. Therefore, the Seller acknowledges and agrees that, in the event of a Breach by the Seller, the Purchaser shall be entitled, in addition to any other remedy at law or in equity to which the Purchaser may be entitled, to equitable relief against the Seller, including temporary restraining orders and preliminary and permanent injunctions to restrain the Seller from such Breach and to compel compliance, with the obligations of the Seller and the Seller waives the posting of a bond or undertaking as a condition to such relief.

9.7 Employees and Related Matters. The Seller shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of the employees, consultants, former employees or retirees of the Seller or any Seller Affiliate. Neither the Purchaser nor any Purchaser Affiliate shall assume any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Seller or any of its ERISA Affiliates for the benefit of any employee of the Seller or with respect to which the

24.

Seller or any of its ERISA Affiliates have or may have any liability or obligation (each, a “Benefit Plan”), and the Seller shall retain responsibility for all Liabilities, claims, rights and payments under each Benefit Plan whether fixed, contingent or absolute, matured or unmatured, accrued or unaccrued, known or unknown, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking (the “Benefits Liabilities”). No assets or liabilities of any Benefit Plan shall be transferred to the Purchaser or any of its Affiliates or any Benefit Plan maintained by any of them.

9.8 General Release. Effective as of the Closing Date, the Seller, on behalf of itself and the Seller Affiliates, its agents, trustees, beneficiaries, managers, members, successors, assigns and partners (each a “Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Purchaser, the Purchaser Affiliates and each of their respective past, present or future Representatives, employees, directors, partners, stockholders, officers, agents, predecessors, successors, related entities and assigns (each a “Releasee”) of, from and against any and all actions, causes of action, charges, complaints, claims, liabilities, obligations, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively “Released Claims”) which such Releasor or its heirs, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing Date resulting from, arising out of or relating to the Purchased Assets, the Assumed Liabilities and/or the Business. Each Releasor agrees not to assert any Released Claim against any of the Releasees. Notwithstanding the foregoing, each Releasor and its respective heirs, legal representatives, successors and assigns retains, and does not release, its rights and interests under the terms of this Agreement and the other Transactional Agreements with respect to any Released Claim or liability resulting from such Person’s fraud or other criminal act. In addition, each Releasor specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California (“Section 1542”), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR.

Each Releasor understands and acknowledges the significance and consequence of this specific waiver of the provisions of Section 1542. Each Releasor acknowledges that it has received or has had the opportunity to receive independent legal advice from its attorneys regarding this waiver, and each Releasor hereby assumes full responsibility for any damages, loss or liability which it may hereunder incur by reason of such waiver.

9.9 Retention of and Access to Records. Following the Closing Date, the Seller shall provide (and shall cause the Seller Affiliates to provide) the Purchaser and its Representatives reasonable access to records that are Excluded Assets, during normal business hours and on at three (3) days prior written notice, for any reasonable business purpose specified by the Purchaser.

9.10 Delivery of Assets. The Seller shall deliver all non-physical Purchased Assets to the Purchaser at the Closing in a format and manner as reasonably requested by the Purchaser prior to the Closing Date. Subject to the receipt of the requisite Consents, the Purchaser shall remove all physical and tangible Purchased Assets from the premises of the Seller or any Seller Affiliate within four (4) weeks of the Closing Date.

25.

9.11 Trademarks; Trade Names; Service Marks. As soon as practicable after the Closing Date, the Seller shall (and shall cause each Seller Affiliate to) eliminate the use of all of the trademarks, trade names and service marks included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials.

10. MISCELLANEOUS PROVISIONS.

10.1 Further Assurances. Each Party shall execute and/or cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

10.2 Fees and Expenses.

(a) The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by the Seller in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions; provided however, that the Purchaser will at the Closing reimburse the Seller for up to $50,000 of documented patent renewal fees, device registration fees, governmental fees and other similar fees and expenses as are incurred from October 8, 2016 up to the Closing Date, each as approved in writing by the Purchaser.

(b) Subject to the provisions of Section 8 (including the indemnification and other obligations of the Seller thereunder), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley LLP) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

10.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any Party, the prevailing party, as determined by a court of competent jurisdiction in a final non-appealable order, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

26.

10.4 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to the Seller:

Interventional Therapies, LLC

100 Newtown Turnpike

Westport, CT 06883

Attention: Leon C. Hirsch

Facsimile: (203) 286-1998

Email: leon.hirsch@jhkinvestments.com

with a copy to:

Cohn Birnbaum & Shea, P.C.

100 Pearl Street, 12th Floor

Hartford, CT 06103

Attention: Michael F. Mulpeter, Esq.

Facsimile: (860) 727-0361

Email: mmulpeter@cbshealaw.com

if to the Purchaser:

Cardiva Medical, Inc.

2900 Lakeside Drive, Suite 160

Santa Clara, CA 95054

Attention: Chief Executive Officer

Facsimile: (650) 964-8911

with a copy to:

Cooley LLP

3175 Hanover Street

Attention: Mark Weeks and Craig Menden

Facsimile: (650) 849-7400

Email: mweeks@cooley.com and cmenden@cooley.com

10.5 Headings. The bolded headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

27.

10.7 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced exclusively in in any state and federal court located in the State of Delaware. Each Party:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in State of Delaware shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Notwithstanding anything in this Section 10.7 to the contrary, each Party agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the other Party in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTIONAL AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTIONAL AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (II) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION IN THIS SECTION 10.7(d).

10.8 Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon the Seller and its permitted successors and assigns (if any), the Purchaser and its permitted successors and assigns (if any). This Agreement shall inure to the benefit of the Seller, the Purchaser, the Indemnitees and the respective successors and assigns (if any) of the foregoing.

(b) The Purchaser may assign any or all of its rights under this Agreement, in whole or in part, without obtaining the consent or approval of the Seller, to any Affiliate or other Person to which the Purchaser has transferred all or substantially all of the Purchased Assets; provided that the Purchaser shall provide the Seller with prompt written notice of such assignment and shall cause the assignee to assume the Purchaser’s obligations under this Agreement. The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser’s prior written consent.

28.

(c) Except for the provisions of Section 10 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their permitted respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

10.9 Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). Each agrees that: (a) in the event of any Breach or threatened Breach by the other Party of any covenant, obligation or other provision set forth in this Agreement, such Party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) such shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

10.10 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

29.

10.13 Entire Agreement. The Transactional Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

10.14 Knowledge. For purposes of this Agreement, “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual, and (b) with respect to any Person that is not an individual, the officers of such Person; provided that such officer will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (1) such fact, circumstance, event or other matter is readily apparent in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such officer, including his or her personal files, or (2) such fact, circumstance, event or other matter is readily apparent in one or more documents (whether written or electronic) contained in books and records of such officer’s employer that would reasonably be expected to be reviewed by an individual with the duties and responsibilities of such officer. With respect to the Seller, the Seller’s officers shall be deemed to mean solely Leon C. Hirsch and Robert Knarr.

10.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

30.

The Parties have caused this Agreement to be executed and delivered as of the date first written above.

CARDIVA MEDICAL, INC.
a Delaware corporation

By:	/s/ John Russell

Name:	John Russell

Title:	Chief Executive Officer & President

INTERVENTIONAL THERAPIES, LLC
a Delaware limited liability company

By:	/s/ Leon C. Hirsch

Name:	Leon C. Hirsch

Title:	Member

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Affiliate. “Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Aggregate Payment. “Aggregate Payments” shall mean the Closing Cash Payment, the Primo Cash Payment, if and when paid, and the Royalty Payment, if and when paid.

Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Books and Records. “Books and Records” shall mean all books, ledgers, files, reports, plans, records, manuals and other materials, including, but not limited to, books of account, records, files, invoices, correspondence and memoranda, scientific records, clinical data, regulatory correspondence, production processes, validation records, cGMP Quality System records and other manufacturing records and files, data, specifications, operating history information and inventory records (in any form or medium) of, or maintained for, or relating to, the Purchased Assets and/or the Business but excluding all copies of all human resources files and all other documents and records expressly included among the Excluded Assets.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Business. “Business” shall mean the development, manufacture, production, marketing and sale of the Products as currently conducted by the Seller.

Business Day. “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of California, U.S. are authorized or obligated by applicable Law to close.

Cardinal Claims. “Cardinal Claims” has the meaning set forth in Section 1.2(k).

Cardinal Health. “Cardinal Health” has the meaning set forth in Section 1.2(k).

Claim. “Claim” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (a) any unknown, inchoate, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

1.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Commercially Reasonable Efforts. “Commercially Reasonable Efforts” means the expenditure in good faith of those reasonable efforts and resources used consistent with the usual practice of the Purchaser in pursuing development or commercialization of its other similar products with similar market and economic potential and at a similar stage in development, taking into account factors including efficacy and safety, the competitiveness of alternative products in the marketplace, technology challenges, changes in the market for similar products, budget and cost constraints, patent coverage and other proprietary position of the product, cost and time required for and the likelihood of obtaining regulatory approval given the regulatory structure involved and regulatory exclusivity, market uncertainty, pricing, actual or projected profitability and availability of capacity to manufacture and supply for commercial sale. “Commercially Reasonable” shall have a correlative meaning.

Competing Transaction. “Competing Transaction” shall mean any transaction involving: (a) the sale, lease, pledge or other disposition of all or any portion of the business or assets of the Seller, including the grant of any license to any Intellectual Property of the Seller; (b) the issuance, sale or other disposition of (i) any securities of the Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any equity interests or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of the Seller; (c) any merger, consolidation, business combination, membership interest exchange, reorganization or similar transaction involving the Seller; or (d) any transaction similar to the foregoing in format or purpose, in each case with any Person other than the Purchaser.

Competitive Business. “Competitive Business” shall mean the development, manufacture, production, marketing and sale of products in the arterial closure segment.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Control. “Control” or “Controlled” shall mean with respect to any Intellectual Property or Intellectual Property Rights, possession by a Person of the ability (whether by ownership, license, covenant not to sue or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense or other right of or under such Intellectual Property or Intellectual Property Rights.

Copyrights. “Copyrights” means copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor.

Damages. “Damages” shall include any loss, damage (including consequential and punitive damages due to a third-party claim and including consequential or punitive damages (only if awarded to a third-party) for all other claims), injury, Liability, Claim, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

2.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Dual-Close Product. “Dual-Close Product” means a product or device that (i) includes four needles, four ferrules and two sutures connected thereto, (ii) is designed for human or veterinary surgical, diagnostic or other medical applications for the suture mediated closure of any type of percutaneous vessel access site and (iii) is covered by, or its use is covered by, at least one Valid Claim of a Patent included in the Purchased IP.

Dual-Close System. “Dual-Close System” means one (1) Dual-Close Product and two (2) Quick-Ti Products.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, title defect, title impediment, title exception, reservation, limitation, title impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

EMA. “EMA” shall mean the European Medicines Agency, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems, devices, cosmetics and over-the-counter drugs in the European Union.

ERISA Affiliate. “ERISA Affiliate” shall mean any other person or entity under common control with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

Expiration Date. “Expiration Date” shall mean the date that is eighteen (18) months after the Closing Date.

FDA. “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems, devices, cosmetics and over-the-counter drugs in the United States.

GAAP. “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

Good Clinical Practices. “Good Clinical Practices” means the international ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects. In the United States, “Good Clinical Practices” shall be based on Good Clinical Practices established through FDA guidance (including ICH E6).

3.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Law; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Indebtedness. “Indebtedness” means all indebtedness of the Seller for borrowed money, whether current or funded, short- or long-term, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties (including any penalties payable by the Seller in connection with the termination or prepayment in full of any Indebtedness at or prior to the Closing), if any, measured as of the Closing, and including, without duplication, (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of the Indebtedness, (iii) any indebtedness for the contractually deferred purchase price of property with respect to which the Seller is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of the stockholders or the Seller’s vendors, customers or third parties and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that the Seller has guaranteed, that is recourse to the Seller or any of its assets or that is otherwise the legal Liability of the Seller.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser or the Seller (as the context requires); (b) the current and future Purchaser Affiliates or Affiliates of the Seller (as the context requires); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Intellectual Property. “Intellectual Property” means all regulatory filings worldwide, including without limitation those filings set forth on Schedule 1.1(a), and any other U.S. or foreign equivalent marketing approval filings and associated device files, all regulatory correspondence and minutes with FDA and other regulatory authorities, each summary of clinical data generated to date (clinical listing), all clinical trial reports, all data listings and tables, all manufacturing standard operating procedures, all manufacturing development reports and notebooks, all manufacturing processes, including trade secrets, all validated product release specifications and records, all quality control and assurance reports and records, all preclinical reports and notebooks, all material transfer agreements and reports, all databases, all data collections, diagrams, inventions (whether or not patentable), (collectively, the “Regulatory IP”), and all know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, specifications, software, software code (in any form, including source code and executable or object code), techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries) related to the Regulatory IP.

4.

Intellectual Property Rights. “Intellectual Property Rights” means all (A) Patents; (B) Trademarks; (C) Copyrights; (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case, under this clause (D), excluding any rights in respect of any of the foregoing that comprise or are protected by Patents; (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D); (F) any and all rights to institute any legal proceedings for past, present, or future infringement, misappropriation or other violation of any of the foregoing; and (G) all of the rights arising from or in respect of the foregoing, in each case under the foregoing clauses (A) through (F), whether protected, created or arising under the Laws of the United States or any foreign jurisdiction.

Inventory. “Inventory” shall mean all inventory of the Seller relating to or to be used in the Business, including, without limitation, all quantities of the Products, wherever located, including all work in process, raw materials, packaging and all other materials and supplies and parts to be used or consumed by the Seller or its Representatives in the production of finished goods whether held at any location or facility of the Seller, in control of the Seller or in transit to the Seller, in each case as of the Closing Date.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Law. “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Licensed Intellectual Property. “Licensed Intellectual Property” means all Intellectual Property and Intellectual Property Rights licensed to Seller pursuant to the Assigned Contracts, including, without limitation the Patents, Trademarks and Copyrights set forth on Schedule 1.1(a).

New Regulatory Approval. “New Regulatory Approval” shall mean a Regulatory Approval from either the FDA or the EMA that would permit the marketing of a Royalty Product for use for large bore arterial closure applications in the relevant jurisdiction.

Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

5.

Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

(b) such action is taken in accordance with sound and prudent business practices; and

(c) such action is not required to be authorized by the equityholders of the Seller, the board of managers of the Seller or any committee of the board of managers of the Seller and does not require any other separate or special authorization of any nature.

Patents. “Patents” means all U.S. and foreign patents and patent applications, including any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part, supplemental examinations and extensions thereof, including all expired, withdrawn or abandoned patents and patent applications.

Patent Files. “Patent Files” shall mean, with regard to a Purchased Patent: (a) the complete file histories for such Purchased Patent in the possession of the Seller; and (b) all files relating to such Purchased Patent that are held or maintained on the Seller’s behalf by the Seller’s outside patent counsel, including all contents of such files.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of this Agreement through the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Products. “Products” shall mean the Quick-Close and Dual-Close vascular closure devices, the Quick-Ti Cinch Applier and all related Intellectual Property and Intellectual Property Rights, devices, products, components, ancillary equipment, documentation and supporting materials.

Purchased IP. “Purchased IP” shall mean (i) all Intellectual Property and Intellectual Property Rights in or pertaining to the Products, or methods or processes used to manufacture the Products, or otherwise relating to or necessary or reasonably useful for the conduct of the Business, in each case that is Controlled by the Seller and (ii) all right, title and interest of the Seller in the Licensed Intellectual Property.

Purchased Patent. “Purchased Patent” shall mean any Patent included in the Purchased IP.

6.

Purchaser Affiliate. “Purchaser Affiliate” shall mean any Affiliate of the Purchaser.

Quick Close Product. “Quick-Close Product” means a product or device that (i) includes two needles, two ferrules and one suture connected thereto, (ii) is designed for human or veterinary surgical, diagnostic or other medical applications for the suture mediated closure of any type of percutaneous vessel access site, and (iii) is covered by, or its use is covered by, at least one Valid Claim of a Patent included in the Purchased IP.

Quick-Close System. “Quick-Close System” means one (1) Quick-Close Product and one (1) Quick-Ti Product.

Quick-Ti Product. “Quick-Ti Product” means a product or device (i) that is designed for human or veterinary surgical, diagnostic or other medical applications for securing suture limbs together with a crimping ring or cylinder for the closure of any type of percutaneous vessel access site, and (ii) that is covered by, or its use is covered by, at least one Valid Claim of a Patent included in the Purchased IP.

Registered IP. “Registered IP” shall mean all Purchased IP that is registered, filed, or issued under the authority of any Governmental Body, including all Patents, registered Copyrights, registered mask works, and registered marks and all applications for any of the foregoing.

Regulatory Approvals. “Regulatory Approvals” shall means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permission, clearances, exemptions, confirmation, endorsement, waiver, designation, rating or qualification issued, granted, given or otherwise made available by or under the authority of any Governmental Body or under the applicable Laws of any Governmental Body, including the approval or clearance by the FDA or any equivalent agency or Governmental Body outside the United States of America (including any supra-national agency such as in the European Union) relating to a Purchased Asset.

Regulatory Materials. “Regulatory Materials” shall mean all Regulatory Approvals that are in the possession of or Controlled by, or held by or for the Seller or any Seller Affiliates as of the Closing Date and which relate to or are used in connection with the Business, the Purchased Assets and/or the Assumed Liabilities, including all U.S. and foreign regulatory applications, filings, submissions and approvals, and all correspondence with the FDA and other Governmental Bodies relating to the Purchased Assets, in each case, whether generated, filed or held by or for the Seller or any Seller Affiliates.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives. “Representatives” shall mean, with respect to any Entity, the officers, directors, managers, employees, agents, attorneys, accountants, advisors, clinical investigators and representatives of such Entity, as applicable.

Reversion Condition. “Reversion Condition” shall mean the failure of the Purchaser to obtain at least one (1) New Regulatory Approval.

Royalty Cap. “Royalty Cap” shall mean $7,500,000.

7.

Royalty Payments. “Royalty Payments” shall have the meaning assigned to such term in the Royalty Agreement.

Royalty Payment Term. “Royalty Payment Term” shall have the meaning assigned to such term in the Royalty Agreement.

Royalty Product. “Royalty Product” has the meaning set forth in the Royalty Agreement.

Seller Affiliate. “Seller Affiliate” shall mean any JHK Investments, LLC, Leon C. Hirsch, Turi Josefsen and Robert Knarr; provided, however, that solely for purposes of Section 9.6(b), the term “Seller Affiliate” shall not include Robert Knarr.

Settlement License Agreement. “Settlement License Agreement” means the Settlement, License and Release Agreement, dated January 6, 2006, by and between Seller, LSI Solutions, Inc. f/k/a LaserSurge, Inc., Abbott Laboratories and Abbott Vascular Inc. f/k/a Perclose, Inc.

Specified Representation. “Specified Representations” shall mean the representations and warranties contained in Sections 2.1 (Organization and Good Standing), 2.2 (Authority Relative to this Agreement), 2.3 (No Violation), 2.4(a) Title to Assets; Intellectual Property), 2.11 (Seller Obligations) and 2.16 (Tax Representations).

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, escheat, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) any Liability for the payment of any amounts of the type described above in this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Tax or to indemnify any other Person for Tax.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

Third Party. “Third Party” shall mean any Person other than the Seller or the Purchaser or a Seller Affiliate or Purchaser Affiliate.

Trademarks. “Trademarks” means registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing, and all registrations, applications and renewals therefor.

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) Disclosure Schedule; (c) the Bill of Sale and Assumption Agreement; (d) the Assignment Documents; (e) the Closing Certificate, (f) the FIRPTA Certificate; and (g) the Royalty Agreement.

8.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Purchased Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

Transaction Expenses. “Transaction Expenses” shall mean all third party fees and expenses incurred by the Seller in connection with the Transactions and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, legal counsel, accountants, consultants, brokers and other advisors of the Seller and any Seller Affiliates notwithstanding any contingencies for earnouts, escrows, etc., and any such fees and expenses incurred by employees of the Seller and the equityholders of the Seller paid for or to be paid for by the Seller).

Valid Claim. “Valid Claim” means a pending or issued claim of a Patent included in the Purchased IP that has not expired nor been abandoned nor been held unenforceable, unpatentable or invalid in an unappealable final decision rendered by a court of competent jurisdiction.

9.

EXHIBIT B

ROYALTY AGREEMENT

Confidential

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (the “Agreement”) is entered into as of [•], 2017 (the “Effective Date”), by and among CARDIVA MEDICAL, INC., a Delaware corporation (the “Purchaser”), and INTERVENTIONAL THERAPIES, LLC, a Delaware limited liability company (the “Seller”). The Purchaser and the Seller are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement as of February 7, 2017 (the “APA”), which provides for the sale of the Purchased Assets (as defined therein) to the Purchaser; and

WHEREAS, pursuant to Section 1.7(a) of the APA, the Parties desire to enter into this Agreement to provide for the payment of Royalty Payments to the Seller.

NOW, THEREFORE, in consideration of the promises and mutual covenants, agreements and provisions herein contained, the Parties hereby agree as follows:

1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the APA.

1.1 “Net Sales” means, with respect to a Royalty Product the gross amounts invoiced by Purchaser, Purchaser Affiliates and its licensees for sales of the Royalty Products to Third Parties, less the following deductions:

(a) cash, trade or quantity discounts, charge-back payments, including administrative fees in connection therewith, and rebates actually granted to customers, wholesalers, insurers, group purchasing organizations and national, state, or local governments;

(b) credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns, including in connection with recalls, and the actual amount of any write-offs for bad debt;

(c) reasonable distributors’ fees;

(d) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery;

(e) taxes (other than income taxes), duties, tariffs, mandated contributions or other governmental charges levied on the sale of such Royalty Product, including VAT, excise taxes (e.g., manufacturing taxes), sales taxes and any other governmental charges imposed upon such sales, and any applicable medical device taxes; and

(f) any other similar or customary deductions taken in accordance with U.S. generally accepted accounting principles.

If a Royalty Product is sold in a country as part of a bundled product including a product(s) other than such Royalty Product for a single price (a “Bundled Product”), the Net Sales of such Bundled Product in such country, for the purposes of determining royalty payments hereunder, shall be determined by multiplying the actual Net Sales (determined as set forth above) of such Bundled

1.

Product by the fraction A/(A+B), where A is the average sale price of such Product in the country of sale when sold separately in finished form and B is the average sale price of the other product(s) in the country of sale when sold separately in finished form; provided that any such Bundled Product shall be sold in accordance with the Purchaser’s customary practices with respect to the sale of bundled products. If such average sale price cannot be determined for both such Product and such other product(s), Net Sales for purposes of determining royalty payments shall be calculated in good faith by the Purchaser consistent with the method of accounting normally employed by the Purchaser in similar cases.

1.2 “Royalty Cap” shall mean seven million five hundred thousand US Dollars (US$7,500,000).

1.3 “Royalty Payments” shall have the meaning set forth in Section 2.1(a) hereof.

1.4 “Royalty Payment Term” shall mean the period commencing on the date hereof and continuing until the earlier of (a) five (5) years following the date of the first sale of any Royalty Product by Purchaser or a Purchaser Affiliate or Purchaser’s licensee to a Third Party for large bore arterial closure applications, and (b) such time as the total Royalty Payments made by Purchaser hereunder equal the Royalty Cap. Notwithstanding the foregoing, if no sales of Royalty Products for large bore arterial closure applications have occurred, then the Royalty Payment Term shall be the earlier of (x) the period commencing on the Effective Date and ending upon the date that is the tenth (10th) anniversary of the Effective Date and (y) such time as the total Royalty Payments made by Purchaser hereunder equal the Royalty Cap.

1.5 “Royalty Product” or “Royalty Products” means any or all of (a) the Quick-Ti Product, the Quick-Close Product, the Quick-Close System, the Dual-Close Product and the Dual-Close System (including any combination thereof), and (b) any modified version of any of the foregoing. For clarity, no product of the Purchaser as of the Closing Date (including any successor products thereto) will be a Royalty Product.

2. ROYALTIES.

2.1 Royalty Rate and Calculation.

(a) During the Royalty Payment Term, the Purchaser shall pay the Seller a five percent (5%) royalty on Net Sales of Royalty Products (the “Royalty Payments”). Royalties will be calculated on a country-by-country and calendar quarter-by-calendar quarter basis. Royalties will be calculated in the local currency of each country and converted into United States Dollars in accordance with Section 2.4.

(b) If it is reasonably necessary for the Purchaser to obtain a license from a Third Party in connection with the development, manufacture, use or sale of a Royalty Product, then the Purchaser shall have the right to deduct from the royalty payment that would otherwise have been due with respect to Net Sales of such Royalty Product an amount equal to fifty percent (50%) of the amount owed by the Purchaser to such Third Party in consideration for such license. Notwithstanding the foregoing, such reduction shall in no event reduce the royalties payable to the Seller pursuant to subsection (a) above by more than two and one-half percent (2.5%). The Purchaser may carry forward to subsequent royalty payments any deductions that it was not able to deduct as a result of the foregoing proviso.

2.

2.2 Royalty Reports and Payment. During the Royalty Payment Term, the Purchaser shall provide written reports to the Seller within sixty (60) days after the end of each calendar quarter covering sales of Royalty Products on a country-by-country basis by the Purchaser, Purchaser Affiliates and its licensees during such calendar quarter. Each such report shall, with respect to each country, provide the number of units sold for the Royalty Products, the Net Sales for the Royalty Products, and the calculation of the royalty payment due on such Net Sales pursuant to this Article 2. Contemporaneously with its provision of such report, the Purchaser shall pay the royalties to the Seller as set forth therein in accordance with Section 2.6, subject to Section 2.3.

2.3 Royalty Cap. In no event shall the total amount of Royalty Payments exceed the Royalty Cap.

2.4 Exchange Rate. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars owed to the Seller under this Agreement shall be the monthly average exchange rate between each currency of origin and U.S. Dollars as reported by the Wall Street Journal East Coast Edition. The monthly average exchange rate shall be the average of (a) the exchange rate published on the last day of the month; and (b) the exchange rate published on the last day of the preceding month.

2.5 Withholding. Payments to the Seller will be made without deduction except where required by law. The Purchaser will withhold any taxes on such royalties as required by law and secure and send to the Seller written evidence of such payment. In addition, in such circumstances the Purchaser will give reasonable assistance to the Seller either to lawfully reduce or eliminate such taxes or to enable the Seller to gain relief against double taxation.

2.6 Manner of Payment. All payments due to the Seller hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated in writing by the Seller.

2.7 Set Off. The obligation of the Purchaser to make any payment of any Royalty Payments pursuant to this Agreement shall be subject to the right of the Purchaser set forth in Section 1.7(b) of the APA to set off against and reduce the amount of any such Royalty Payments by the amount of any Damages claimed by the Purchaser pursuant to Article 8 of the APA.

2.8 Certain Covenants and Acknowledgments. The Seller and the Purchaser acknowledge that circumstances may exist that delay or prevent the payment of the Royalty Payments. Nothing herein shall be deemed to be a guaranty on the part of the Purchaser or any Purchaser Affiliates that the Purchaser will achieve the conditions for payment of the Royalty Payments. Notwithstanding the foregoing, the Purchaser shall use Commercially Reasonable Efforts to develop a Royalty Product for large bore closure applications, including by seeking to obtain a New Regulatory Approval.

2.9 Audit. The Purchaser shall maintain complete and accurate records in reasonably sufficient detail to permit the Seller to confirm the accuracy of the calculation of Royalty Payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination at the Seller’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by the Seller and reasonably acceptable to the Purchaser, for the sole purpose of verifying the accuracy of the royalty reports furnished by the Purchaser pursuant to this Agreement. Any such auditor shall not disclose to the Seller or any other Person any non-public information of the Purchaser, except to the extent such disclosure is necessary to verify the accuracy of the royalty reports furnished by the Purchaser or the amount of payments due to the Seller under this Agreement during the prior thirty-six (36) months. Upon the Purchaser’s request, any such auditor shall enter into a confidentiality agreement with the Purchaser on reasonable and customary terms. Any

3.

amounts shown to be owed to the Seller but unpaid shall be paid within thirty (30) days from the accountant’s report from the original due date. Any amounts shown to have been overpaid shall be refunded within thirty (30) days from the accountant’s report. The Seller shall bear the full expense of such audit unless such audit discloses an underpayment by the Purchaser of more than five percent (5%) of the amount due, in which case the Purchaser shall bear the full expense of such audit.

2.10 Confidentiality. Seller shall ensure that the Seller keeps strictly confidential and does not use or disclose to any other Person, any non-public document or other non-public information that is disclosed to the Seller in connection with this Agreement (“Confidential Information”). This obligation will survive any expiration or termination of this Agreement.

(a) The Seller may disclose Confidential Information to its Representatives that are subject to legally enforceable obligations of confidentiality and non-use with respect thereto at least as stringent as those set forth herein and that reasonably require access to such Confidential Information for the purposes hereof. The Seller shall remain directly liable to the Purchaser for any breach of this Section 2.10 by any of the Seller’s Representatives.

(b) The Seller may disclose Confidential Information solely to the extent such disclosure is in response to a valid order of a court or other governmental body or is otherwise required by Law, provided that the Seller: (i) notifies the Purchaser in writing as promptly as possible upon becoming aware of such requirement; (ii) discloses only such portion of such Confidential Information as is required to be so disclosed; and (iii) cooperates fully with the Purchaser in seeking protective order(s) and/or injunctive relief to protect the confidentiality of such Confidential Information.

3. TERMINATION.

3.1 Term. This Agreement shall become effective on the Effective Date and expire upon expiration of the Royalty Payment Term, unless earlier terminated as set forth in Section 3.2.

3.2 Termination. The Agreement shall terminate automatically (a) if the APA is terminated in accordance with Section 7.1 thereof, or (b) the Seller exercises its Right of Reversion under the APA as set forth in Section 1.8 thereof.

4. MISCELLANEOUS PROVISIONS.

4.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to the Seller:

Interventional Therapies, LLC

100 Newtown Turnpike

Westport, CT 06883

Attention: Leon C. Hirsch

Facsimile: (203) 286-1998

Email: leon.hirsch@jhkinvestments.com

4.

with a copy to:

Cohn Birnbaum & Shea, P.C.

100 Pearl Street, 12th Floor

Hartford, CT 06103

Attention: Michael F. Mulpeter, Esq.

Facsimile: (860) 727-0361

Email: mmulpeter@cbshealaw.com

if to the Purchaser:

Cardiva Medical, Inc.

2900 Lakeside Dr #160,

Santa Clara, CA 95054

Attention: President and Chief Executive Officer

Facsimile: (650) 964-8911

Email: John_Russell@cardivamedical.com

with a copy to:

Cooley LLP

3175 Hanover Street

Attention: Mark Weeks and Craig Menden

Facsimile: (650) 849-7400

Email: mweeks@cooley.com and cmenden@cooley.com

4.2 Headings. The bolded headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

4.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

4.4 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced exclusively in in any state and federal court located in the State of Delaware. Each Party:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such legal proceeding;

5.

(ii) agrees that each state and federal court located in State of Delaware shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTIONAL AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTIONAL AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (II) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION IN THIS SECTION 4.4(c).

4.5 Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon the Seller and its permitted successors and assigns (if any) and the Purchaser and its permitted successors and assigns (if any). This Agreement shall inure to the benefit of the Seller, the Purchaser and their respective successors and assigns (if any).

(b) Neither Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent. Notwithstanding the foregoing, either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate (in the case of Purchaser, solely to an Affiliate to which the Purchaser has transferred all or substantially all of the assets and business to which this Agreement relates) or in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction, provided that the assigning Party shall provide the other Party with prompt written notice of such assignment and shall cause the assignee to assume the Purchaser’s obligations under this Agreement. In the event of such assignment by the Seller, the obligations set forth in Section 2.10 shall remain in full force and effect with respect to any individual or entity which, on behalf of the Seller, received Confidential Information hereunder prior to such assignment.

(c) None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their permitted respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement, and (ii) no creditor of the Seller shall have any rights under this Agreement.

4.6 Waiver.

(a) No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

6.

(b) Neither Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

4.7 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

4.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

4.9 Entire Agreement. This Agreement sets forth the entire understanding of the Parties relating to the subject matter thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

4.10 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

7.

The Parties have caused this Agreement to be executed and delivered as of the date first written above.

CARDIVA MEDICAL, INC. a California Corporation

By:

Name:

Title:
•

INTERVENTIONAL THERAPIES, LLC a Delaware limited liability company

By:

Name:

Title:

8.

EXHIBIT C

BILL OF SALE AND ASSUMPTION AGREEMENT

FORM OF BILL OF SALE

AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of _________ ____, 2017 (this “Agreement”) between Interventional Therapies, LLC, a Delaware limited liability company (“Seller”), and Cardiva Medical, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH

WHEREAS, Seller and Purchaser are parties to an Asset Purchase Agreement, dated as of February 7, 2017 (the “Asset Purchase Agreement”; all capitalized terms contained herein shall have the meanings ascribed to them in the Asset Purchase Agreement, unless otherwise expressly set forth herein);

WHEREAS, pursuant to the Asset Purchase Agreement, Seller has agreed to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser has agreed to purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets; and

WHEREAS, pursuant to the Asset Purchase Agreement, Purchaser has agreed to assume the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Upon the terms and subject to the conditions of, and the limitations set forth in, the Asset Purchase Agreement, Seller agrees to and does hereby (i) irrevocably sell, assign, transfer, convey and deliver to Purchaser all of Seller’s right, title and interest in and to the Purchased Assets; and (ii) assign and delegate to Purchaser all of Seller’s rights, duties, and obligations under the Assumed Liabilities.

2. Upon the terms and subject to the conditions of, and the limitations set forth in, the Asset Purchase Agreement, Purchaser hereby (i) accepts the sale, assignment, transfer, conveyance and delivery of Seller’s right, title and interest in and to the Purchased Assets sold, assigned, transferred, conveyed and delivered by Seller pursuant to Section 1 hereof; and (ii) assumes and agrees to pay, honor and discharge when due, the Assumed Liabilities.

3. The sale, assignment, transfer, conveyance and delivery of the Purchased Assets by Seller to Purchaser pursuant to Section 1 hereof, and the assumption of the Assumed Liabilities by Purchaser from Seller pursuant to Section 2 hereof, shall each be deemed effective as of the Closing Date.

4. If subsequent to the date of this Agreement, any property or asset that is part of the Purchased Assets comes into possession of Seller, or any of Seller Affiliates, Seller shall (and/or shall cause Seller Affiliates to) promptly deliver the same to Purchaser, at Seller’s expense, and if such property or asset is in the form of checks, drafts or other negotiable instruments, Seller or such Seller Affiliate shall promptly endorse the same to Purchaser. If subsequent to the date of this Agreement, any property or asset that is part of the Excluded Assets comes into possession of Purchaser or Purchaser Affiliates, Purchaser shall (and/or cause Purchaser Affiliates to) promptly deliver the same to Seller, at Purchaser’s expense, and if such asset is in the form of checks, drafts or other negotiable instruments, Purchaser or such Purchaser Affiliate shall promptly endorse the same to Seller.

1.

5. Nothing contained in this Agreement, express or implied, shall confer unto any person other than the parties hereto, or their respective successors and assigns, any rights or remedies of any kind whatsoever under or by reason of this instrument.

6. Neither the making nor the acceptance of this instrument shall enlarge, restrict or otherwise modify the terms of the Asset Purchase Agreement or constitute a waiver by or release of Seller or Purchaser of any liabilities, duties or obligations imposed upon them by the terms of the Asset Purchase Agreement, including the representations, warranties, covenants, agreements and other provisions of the Asset Purchase Agreement. To the extent that any provision of this instrument conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern.

7. All notices or other communications or deliveries provided for hereunder shall be given as provided in the Asset Purchase Agreement.

8. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

9. This Agreement may be executed in one or more counterparts with the same effect as if the signatories executing the several counterparts had executed a single document, and all such executed counterparts shall together constitute one and the same instrument. Signatures submitted by facsimile or other electronic means shall be accepted as originals in the absence of a valid reason to doubt their authenticity.

[Signatures appear on the following page]

2.

IN WITNESS WHEREOF, each party hereto has caused this Bill of Sale and Assignment and Assumption Agreement to be duly executed as of the date first written above.

CARDIVA MEDICAL, INC.

By:

Name:
Title:

INTERVENTIONAL THERAPIES, LLC

By:

Name:
Title:

[Signature Page to Bill of Sale]

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”) is entered into as of _________ ____, 2017, by and between Interventional Therapies, LLC, a Delaware limited liability company (“Assignor”), and Cardiva Medical, Inc., a Delaware corporation (“Assignee”).

A. Assignor and Assignee, are parties to that certain Asset Purchase Agreement dated as of February 7, 2017 (the “Purchase Agreement”) pursuant to which Assignee has agreed to purchase the Purchased Assets from Assignor, and Assignor agrees to sell the Purchased Assets to Assignee (the “Transaction”). Each capitalized term not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

B. As a condition precedent to Closing, and in order to induce Assignee to consummate the Transaction, from which Assignor will receive substantial benefit, Assignor has agreed to assign, transfer and convey to Assignee all right, title and interest in and to all applicable Intellectual Property Rights of Assignor.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignor does hereby transfer, assign, convey and deliver to Assignee all of Assignor’s rights, title and interest in and to all of the Purchased IP, together with all of the associated goodwill.

2. Assignor agrees to execute and deliver, or cause to be executed and delivered, any and all instruments, papers, acts or things, supplemental, confirmatory or otherwise, as may reasonably be required by Assignee or, following by Assignee, for the purpose of perfecting and completing the sale, transfer and conveyance to Assignee of the Purchased IP.

3. This Assignment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures sent by facsimile or other electronic means shall constitute originals.

4. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

“Purchased IP” means (i) all Intellectual Property and Intellectual Property Rights in or pertaining to the Products, or methods or processes used to manufacture the Products, or otherwise relating to or necessary or reasonably useful for the conduct of the Business, in each case that is Controlled by the Seller and (ii) all right, title and interest of the Seller in the Licensed Intellectual Property.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Assignor has caused this Intellectual Property Assignment to be executed by its duly appointed and authorized officer as of the date first written above.

CARDIVA MEDICAL, INC.

By:

Name:
Title:

INTERVENTIONAL THERAPIES, LLC

By:

Name:
Title:

[Signature Page to IP Assignment Agreement]

EXHIBIT D

FORM OF RELEASE AND WAIVER FOR CREDITORS

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is by and between (i) Interventional Therapies, LLC (the “Company”), a Delaware limited liability company, and (ii) [                        ] (“Creditor”) (each a “Party” and collectively, the “Parties”).

WHEREAS, the Company is contemplating the sale of certain assets to Cardiva Medical, Inc., a Delaware corporation (the “Purchaser”), pursuant to that certain Asset Purchase Agreement, by and among the Company and the Purchaser (the “Purchase Agreement”), and related thereto the Company is requesting all creditors of the Company to execute this Agreement in favor of the Company and the Purchaser. Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, the Parties hereto agree as follows:

1. Release by Creditor. As of the Closing Date, Creditor, on behalf of itself, its constituents, parents, affiliates, subsidiaries, predecessors, successors, officers, directors, employees, shareholders, managers, agents, attorneys, contractors, heirs, administrators, executors, assigns and insurance carriers, now and forever releases, discharges, and acquits the Purchaser and its respective constituents, parents, affiliates, subsidiaries, predecessors, successors, officers, directors, employees, shareholders, managers, agents, attorneys, contractors, heirs, administrators, executors, assigns and insurance carriers (each a “Purchaser Releasee” and collectively, the “Purchaser Releasees”), from any and all claims, causes of action, suits, debts, obligations, liabilities, demands, credits, rebates, refunds, contests, losses, costs, and expenses of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, in law or equity, that arose or could have arisen or been asserted against any Purchaser Releasee at any time prior to the Closing Date (each a “Claim” and collectively, the “Claims” ), including any Claims relating to, arising out of or resulting from Creditor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, creditor, stockholder or optionholder of the Company.

2. Release Includes Unknown or Unsuspected Claims. It is expressly understood and agreed by Creditor that its release, discharge and acquittal of Claims extends to all Claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected except as expressly set forth herein.

3. Release of Liens. Creditor agrees that any and all of Creditor’s liens, security interests, adverse claims, charges, pledges, restrictions or other encumbrances of any kind or nature whatsoever (collectively, the “Liens”) in any of the Purchased Assets which Creditor may have, shall be automatically released immediately prior to the effectiveness of the purchase of the Purchased Assets pursuant to the Purchase Agreement. Creditor hereby authorizes the Company and the Purchaser or the designees of either of them to file any amendments to financing statements to reflect the foregoing release, and agrees to promptly deliver any other documents or make any other filings requested by the Company or the Purchaser to reflect the foregoing release, at the Company’s sole expense.

1.

4. Waiver Of Cal. Civ. Code § 1542 or Similar Applicable Statute. Creditor has read and understands the contents of section 1542 of the Civil Code of the State of California, and any similar provision of another jurisdiction that might be applicable, and, to the extent of the releases provided herein, Creditor hereby expressly waives that section (or similar provision of another jurisdiction that might exist) and the benefits thereof. Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

It is further understood by Creditor that the facts with respect to which these releases, acquittals, discharges and waivers are hereby given may turn out to be other than, or different from, the facts now believed by Creditor to be true. Creditor, therefore, expressly assumes the risk of the facts turning out to be different than they believe them to be, and agrees that the foregoing releases, acquittals, discharges and waivers shall in all respects be effective and not subject to termination or rescission because of any such mistaken belief.

5. Rights under the Contract. On the Closing Date any and all rights, including, but not limited to intellectual property rights that Creditor received or acquired from the Company under the Assigned Contracts are no longer of any force and effect, and Creditor shall take no further action with nor otherwise utilize, distribute, disclose, use or seek to exploit any of the Company’s intellectual property in any fashion, form or any manner.

6. Acknowledgements. Each person signing this Agreement represents, warrants, acknowledges and agrees that: (a) such person has been duly authorized and has the requisite authority to execute and deliver this Agreement on behalf of such Party and to bind his/her respective Party(s) to the terms and conditions of this Agreement; (b) this Agreement is a compromise of disputed claims and neither admits, and each expressly denies any liability on its part; (c) such person has read and considered this Agreement carefully, that it was negotiated with their express approval, that they have discussed it with their attorneys, that they have been given a reasonable period of time (as long as they deemed necessary) to consider this Agreement before signing, that they fully understand the extent and impact of its provisions, and that they have executed it knowingly and voluntarily and without any coercion, undue influence, threat, or intimidation of any kind whatsoever; (d) such person is responsible for its own attorney fees, costs, and expenses with respect to this Agreement; (e) this Agreement constitutes the entire agreement and understanding between the parties; (f) such person has not to date, and will not at any time prior the Closing Date, transfer, assign, encumber, hypothecate or otherwise dispose of any of the claims or rights that are the subject of, settled and/or otherwise resolved by this Agreement; (g) this Agreement has been drafted through a cooperative effort of both Parties and the Purchaser, and neither Purchaser nor either Party shall be considered the drafter of this Agreement; and (h) this Agreement may not be revoked.

7. Successors and Assigns. This Agreement applies to any successor to Creditor, or assignee of this Agreement or of Creditor’s outstanding credit or financial arrangement provided to the Company, including without limitation any bankruptcy trustee or receiver.

2.

8. Choice of Law. This Agreement and all matters relating to this Agreement shall be construed and controlled by the laws of the State of California, without regard to the conflict of laws of the State of California. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated by the Parties, all of the Parties irrevocably consent to the jurisdiction of the courts in and for the County of San Francisco, California, with respect to any action to enforce the terms and provisions of this Agreement and expressly waive any right to commence any such action in any other forum.

9. Counterparts and Signatures. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument. Facsimile signatures, or signatures transferred in pdf format, shall be treated as original signatures for all purposes.

[Signature Page Follows]

3.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of this          day of [                ], 2017.

Creditor: [______________]	Interventional Therapies, LLC

By:	By:

Print Name:	Its:

Its:

Address:	Address:

Phone:	Phone:

EXHIBIT E

WRITTEN CONSENT

WRITTEN CONSENT OF THE BOARD OF DIRECTORS

OF

INTERVENTIONAL THERAPIES, LLC

The undersigned, being all of the members of the board of directors of INTERVENTIONAL THERAPIES, LLC, a Delaware limited liability company (the “Company”), hereby consent to the adoption of the following resolutions without a meeting:

RESOLVED, that Leon C. Hirsch is hereby re-elected as Chairman of the Company to serve until his resignation or earlier removal from such office; and further

RESOLVED, that the Company shall sell and convey all or substantially all of its assets and properties to Cardiva Medical, Inc. (“Cardiva”) pursuant to an asset purchase agreement between the Company and Cardiva (the “APA”) containing such terms and conditions as are deemed necessary or appropriate by the Chairman; and further

RESOLVED, that in connection with the APA and the transactions contemplated thereby, the Company shall also enter into a royalty agreement with Cardiva (the “Royalty Agreement”) containing such terms and conditions as are deemed necessary or appropriate by the Chairman; and further

RESOLVED, that the Chairman is hereby authorized and directed to execute and deliver on behalf of the Company the APA, the Royalty Agreement and all other agreements, instruments and documents contemplated thereby containing such terms and conditions as the Chairman may, in his discretion, regard as necessary or appropriate; and further

RESOLVED, that the Chairman is hereby authorized and directed to take any and all such other actions, and to execute and deliver any and all such other agreements, instruments and documents, as he may, in his discretion, regard as necessary or appropriate to carry into effect these resolutions and the transactions contained by the APA and the Royalty Agreement.

This Written Consent may be executed in multiple counterparts, which together shall constitute a single original instrument’

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the          day of January 2017.

Leon C. Hirsch

Turi Josefsen

Robert Knarr

WRITTEN CONSENT OF THE MANAGER OF JHK INVESTMENTS, LLC

The undersigned, being the manager (the “Manager”) of JHK INVESTMENTS, LLC, a Connecticut limited liability company (the “Company”), hereby adopts the following resolutions:

WHEREAS, the Company is the holder of all issued and outstanding Series A Preferred Units of Interventional Therapies, LLC, a Delaware limited liability company (“IT”), and, in such capacity, possesses the power and authority to appoint the members of the board of directors (the “Board”) of IT; and

WHEREAS, IT proposes to enter into, deliver and consummate an asset purchase agreement (the “APA”) and royalty agreement (the “Royalty Agreement”) with Cardiva Medical, Inc. (“Cardiva”); and

WHEREAS, the Manager wishes to confirm the appointment of the Board and take certain other actions intended to confirm the authority of IT and the Company to enter into, deliver and consummate the APA and the Royalty Agreement and any other agreements, instruments and documents contemplated thereby,

THEREFORE, BE IT RESOLVED, that the Board of IT shall consist of three (3) persons; and further

RESOLVED, that Leon C. Hirsch, Turi Josefsen and Robert Knarr are hereby re-elected and re-appointed as members of the Board; and further

RESOLVED, that Leon C. Hirsch is hereby appointed as Chairman of the Company to serve until his resignation or earlier removal by the Manager (and, in the capacity of Chairman of the Company, Mr. Hirsch is hereby authorized and directed to execute and deliver any and all agreements, instruments and documents on behalf of the Company which, in his opinion, are necessary or appropriate in connection with the APA, the Royalty Agreement and the transactions contemplated thereby); and further

RESOLVED, that the Manager and the Company hereby authorize and approve the execution, delivery and consummation by IT of the APA, the Royalty Agreement and all other agreements, instruments and documents contemplated thereby on such terms and conditions as the Board shall deem necessary or advisable.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the ___ day of January 2017.

BAY CITY CAPITAL FUND V, LP

By:	Bay City Capital Management V, LLC
Its General Partner

By:	Bay City Capital LLC
Its Manager

By:
Carl Goldfischer
Its Managing Director